Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FULL YEAR AND FOURTH QUARTER 2015 RESULTS

•	Net sales of $22.3 billion decreased 9 percent, with underlying sales down 2 percent

•	Reported earnings per share increased 32 percent to $3.99. Adjusted earnings per share decreased 15 percent to $3.17, excluding $0.82 for divestiture gains and other items

•	Over the past twelve months $3.8 billion has been returned to shareholders through dividends and share repurchase

•	Completed 59th consecutive year of increased dividends; targeting nominal dividend increase for the first quarter 2016

ST. LOUIS, November 3, 2015 – Emerson (NYSE: EMR) today announced that net sales in 2015 declined 9 percent as the Company faced difficult economic conditions for the majority of the fiscal year. Underlying sales declined 2 percent excluding an unfavorable currency translation impact of 5 percent and an impact from divestitures of 2 percent. Sales were negatively impacted by significant headwinds from lower oil prices, a global slowdown in industrial capital spending, weakening demand in emerging markets and the strength of the U.S. dollar. Global demand was mixed with underlying sales in Middle East/Africa up 3 percent, and Europe flat, while North America was down 2 percent, Asia down 5 percent and Latin America down 9 percent. Within the business segments, Commercial & Residential Solutions experienced modest underlying growth and Climate Technologies was flat, while the remaining segments were down.
Profitability declined, reflecting volume deleverage, unfavorable business and product mix, the impact of the stronger U.S. dollar on operations and significantly increased restructuring expense. Reported earnings per share for the fiscal year were $3.99, an increase of 32 percent. Adjusted earnings per share were $3.17, a decrease of 15 percent, excluding gains of $0.90 from the divestitures of the Power Transmission Solutions and InterMetro businesses, expense of ($0.08) for taxes and costs related to the Network Power spinoff, and a ($0.72) impairment loss in the prior year. In response to weakening global demand restructuring activities were significantly accelerated during the fourth quarter. Full-year restructuring expense totaled $221 million, including $211 million reported in other deductions. Total program spending exceeded expectations from the August conference call by approximately $40 million (~$0.04 per share). Operating cash flow declined 32 percent, primarily due to lower underlying operating results, taxes paid on the divestiture gains and a slight increase in operating working capital.

- more -

“Fiscal 2015 was a challenging year as we faced extended downward pressure on sales and earnings from strong economic headwinds that affected results across our business,” said Chairman and Chief Executive Officer David N. Farr. “While we continue to take important steps to balance our assets and manage costs, underlying order rates remain slow in our key served markets as a result of reduced levels of capital spending. We expect these difficult market conditions through at least the first half of fiscal 2016. Our focus remains on efficiently executing our portfolio repositioning. In 2015 we successfully divested our Power Transmission Solutions and InterMetro businesses to strategic buyers achieving a good return for our shareholders. In 2016, our repositioning efforts will be focused on the successful spinoff of Network Power and the potential sale of our Motors and Drives and Power Generation businesses as well as increased activity in the evaluation and acquisition of key strategic assets.”
"The Company continues to execute on the things within our control," continued Farr. "Aside from the portfolio actions, the restructuring programs initiated in February 2015 were significantly accelerated in the second half of the year in response to the declining global business landscape. The extraordinary efforts undertaken by our teams to right-size the global cost structure will provide approximately $250 million of benefit for the Company in 2016 and will help protect our profitability and cash flow in a continued environment of negative underlying sales."

Fourth Quarter Results
Net sales in the fourth quarter were down 15 percent. Underlying sales declined 7 percent excluding unfavorable currency translation of 6 percent and a 2 percent impact from the divestiture of the Power Transmission Solutions business. Underlying sales decreased in all segments except Commercial & Residential Solutions, which was up 3 percent. Weak economic and demand conditions in key markets were evidenced by declines in all geographic regions except Middle East/Africa, which was up 2 percent.
Reported earnings per share of $0.98 increased 69 percent. Adjusted earnings per share decreased 29 percent to $0.93, excluding a $0.13 gain on divestitures, expenses of ($0.08) for costs related to the spinoff of Network Power, and a ($0.72) impairment loss in the prior year. Gross profit declined 170 basis points to 40.7 percent as a result of volume deleverage and unfavorable business and product mix. Restructuring expenses were significantly accelerated in the quarter to $128 million, exceeding previous expectations from the August conference call by approximately $40 million. Operating cash flow of $1.1 billion reflected solid conversion of earnings and working capital.

Business Segments

Process Management net sales decreased 16 percent, with underlying sales down 10 percent. Foreign currency translation had a 6 percent unfavorable impact. Order rates during the quarter

- more -

continued to be meaningfully affected by capital and operational spending reductions by global oil and gas customers. Upstream oil and gas markets remain under the most pressure while downstream markets, particularly power, continue to provide opportunities for growth. Underlying sales in North America were down 4 percent. The U.S. was up 2 percent with downstream activity providing support. Demand in Asia was down 17 percent reflecting mostly weak economic conditions across the region. Europe was down 5 percent, driven by declines in mature western European markets. Middle East/Africa grew 2 percent reflecting mixed demand levels across the region. Segment margin decreased to 18.7 percent, primarily due to volume deleverage, unfavorable mix, the impact of the stronger dollar on operations, and increased restructuring expense ($52 million or 230 basis points). Recent order trends will keep underlying sales growth under pressure as the expectation of lower for longer oil prices will keep industry spending at reduced levels for most of fiscal 2016.
Industrial Automation net sales were down 28 percent, with underlying sales down 12 percent, as currency translation deducted 6 percent and a divestiture deducted 10 percent. Fourth quarter sales reflected continued weakness in industrial spending, upstream oil and gas markets and European demand. Underlying sales were down in all regions, with North America down 20 percent, Europe down 2 percent, and Asia down 8 percent. Segment margin decreased to 14.4 percent, primarily due to volume deleverage, unfavorable mix and increased restructuring expense ($14 million or 150 basis points). Market conditions will remain challenging in the near term, with an expectation of improving conditions in the second half of the new fiscal year. We will continue to evaluate the potential divestitures of the Motors and Drives and Power Generation businesses in fiscal 2016.
Network Power net sales decreased 10 percent, with underlying sales down 4 percent as currency translation deducted 6 percent. Underlying demand in Asia was down 5 percent, as strong growth in India and Australia was more than offset by weakness in China. Europe was up 10 percent supported by growth across the region, while North America was down 10 percent. Order rates during the quarter reflected mixed global demand for data center infrastructure and telecommunications investment. Segment margin declined to 6.6 percent, primarily due to volume deleverage, unfavorable mix, and increased restructuring expense ($33 million or 260 basis points). Demand is expected to remain mixed by geography, as opportunities for growth in both data center infrastructure and telecommunications power spending are expected over the course of the fiscal year. We expect the spinoff of Network Power to be substantially complete by the end of fiscal 2016.
Climate Technologies net sales decreased 8 percent, with underlying sales down 5 percent as currency translation deducted 3 percent. North America was down 3 percent, with the U.S. residential air conditioning business impacted by challenging year-over-year comparisons stemming from the 2014 industry pre-build of approximately 1.2 million units related to the changing U.S. residential efficiency standards. Asia decreased 10 percent, as a slowdown in China demand more than offset solid growth in other regions. Demand was mixed in other geographies, with the Middle East/Africa up 11 percent,

- more -

Europe up 3 percent and Latin America down 13 percent. Segment margin increased to 17.9 percent, primarily supported by cost reduction actions and materials cost containment which more than offset increased restructuring expenses ($12 million or 120 basis points). Global demand in the air conditioning and refrigeration markets is expected to remain favorable in 2016, supporting an outlook for modest growth.
Commercial & Residential Solutions net sales decreased 1 percent, with underlying sales up 3 percent, benefiting from favorable trends in U.S. construction. Foreign currency translation deducted 2 percent and the transfer of a small product line to another segment deducted 2 percent. Growth in food waste disposers, and wet/dry vacuums was substantially offset by a decline in the professional tools business, which continues to reflect spending reductions in energy related markets. Segment margin decreased to 22.2 percent reflecting unfavorable business mix and increased restructuring expense ($6 million or 120 basis points). Favorable trends in U.S. construction markets are expected to continue, supporting the outlook for moderate levels of growth and profit improvement next year.

2016 Outlook

Current Emerson Businesses - The Company expects difficult market conditions to remain in effect through the first six to nine months of fiscal 2016. The continuation of strong headwinds in our served markets will reduce underlying sales growth across our businesses. We expect 2016 net sales to decline approximately 6 to 8 percent. Underlying sales are expected to be down approximately 2 to 5 percent, excluding negative currency translation of approximately 2 percent and a 2 percent deduction from completed divestitures. Profitability will be negatively impacted by lower underlying growth but supported by cost savings generated from our restructuring programs. Adjusted earnings per share are expected to be approximately $3.05 to $3.25 versus $3.17 in 2015.

Earnings Impact of 2016 Strategic Portfolio Repositioning - We currently estimate that we would incur expenses of approximately $300 to $400 million related to the spinoff of Network Power and potential divestitures of the Motors and Drives and Power Generation businesses. Reported earnings per share are expected to be approximately $2.50 to $2.85 including these costs.
"We believe business investment will continue to be slow around the globe," Farr said. "Businesses, particularly those in the industrial sector, are becoming increasingly more cautious in their outlooks for growth in 2016. Considering this environment, we will continue to align our cost structure through both restructuring activities and our portfolio repositioning initiatives. Near term results will be challenging, but we will continue to position the Company to generate long-term shareholder value as we manage through these very difficult times and we will recover as a stronger, faster growing, and more profitable company." In support of the Company's commitment to returning cash flow to shareholders,

- more -

later today we expect the Board of Directors to approve a new program authorizing the repurchase of 70 million shares over the next several years and an increase in the first quarter dividend to an annualized rate of $1.90 per share.

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the fourth quarter and fiscal year 2015 results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

- more -

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended September 30,		Percent
	2014	2015	Change

Net sales	$6,807	$5,814	(15)%
Costs and expenses:
Cost of sales	3,918	3,446
SG&A expenses	1,453	1,185
Gains on divestitures	—	107
Goodwill impairment	508	—
Other deductions, net	65	249
Interest expense, net	47	45
Earnings before income taxes	816	996	22%
Income taxes	401	345
Net earnings	415	651	57%
Less: Noncontrolling interests in earnings of subsidiaries	5	3
Net earnings common stockholders	$410	$648	58%

Diluted avg. shares outstanding	699.6	658.1

Diluted earnings per share common stockholders	$0.58	$0.98	69%

	Quarter Ended September 30,
	2014	2015
Other deductions, net
Amortization of intangibles	$55	$54
Rationalization of operations	10	122
Other	—	73
Total	$65	$249

- more -

			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Year Ended September 30,		Percent
	2014	2015	Change

Net sales	$24,537	$22,304	(9)%
Costs and expenses:
Cost of sales	14,379	13,256
SG&A expenses	5,715	5,184
Gains on divestitures	—	1,039
Goodwill impairment	508	—
Other deductions, net	393	571
Interest expense, net	194	171
Earnings before income taxes	3,348	4,161	24%
Income taxes	1,164	1,428
Net earnings	2,184	2,733	25%
Less: Noncontrolling interests in earnings of subsidiaries	37	23
Net earnings common stockholders	$2,147	$2,710	26%

Diluted avg. shares outstanding	704.1	676.5

Diluted earnings per share common stockholders	$3.03	$3.99	32%

	Year Ended September 30,
	2014	2015
Other deductions, net
Amortization of intangibles	$225	$214
Rationalization of operations	55	211
Other	113	146
Total	$393	$571

- more -

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2014	2015
Assets
Cash and equivalents	$3,149	$3,054
Receivables, net	5,019	4,319
Inventories	2,057	1,847
Other current assets	642	829
Total current assets	10,867	10,049
Property, plant & equipment, net	3,802	3,585
Goodwill	7,182	6,653
Other intangible assets	1,689	1,526
Other	637	275
Total assets	$24,177	$22,088

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,465	$2,553
Accounts payables	2,951	2,358
Accrued expenses	2,876	2,803
Income taxes	162	86
Total current liabilities	8,454	7,800
Long-term debt	3,559	4,289
Other liabilities	1,997	1,871
Total equity	10,167	8,128
Total liabilities and equity	$24,177	$22,088

- more -

		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2014	2015
Operating activities
Net earnings	$2,184	$2,733
Depreciation and amortization	831	815
Changes in operating working capital	114	(142)
Pension funding	(130)	(53)
Gains on divestiture of businesses, after tax	—	(611)
Income taxes paid on divestiture gains	—	(424)
Goodwill impairment, after tax	508	—
Other, net	185	211
Net cash provided by operating activities	3,692	2,529

Investing activities
Capital expenditures	(767)	(685)
Purchase of businesses, net of cash and equivalents acquired	(610)	(324)
Divestitures of businesses	363	1,812
Other, net	(145)	(212)
Net cash provided (used) by investing activities	(1,159)	591

Financing activities
Net increase in short-term borrowings	622	345
Proceeds from long-term debt	1	1,000
Payments of long-term debt	(329)	(504)
Dividends paid	(1,210)	(1,269)
Purchases of common stock	(1,048)	(2,501)
Purchases of noncontrolling interests	(574)	—
Other, net	(21)	(19)
Net cash used by financing activities	(2,559)	(2,948)

Effect of exchange rate changes on cash and equivalents	(100)	(267)

Increase (decrease) in cash and equivalents	(126)	(95)

Beginning cash and equivalents	3,275	3,149

Ending cash and equivalents	$3,149	$3,054

- more -

		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended September 30,
	2014	2015
Sales
Process Management	$2,723	$2,291
Industrial Automation	1,320	945
Network Power	1,362	1,231
Climate Technologies	1,091	1,004
Commercial & Residential Solutions	506	502
	7,002	5,973
Eliminations	(195)	(159)
Net sales	$6,807	$5,814

Earnings
Process Management	$689	$429
Industrial Automation	239	136
Network Power	173	81
Climate Technologies	194	180
Commercial & Residential Solutions	117	111
	1,412	937
Differences in accounting methods	72	58
Corporate and other	(621)	46
Interest expense, net	(47)	(45)
Earnings before income taxes	$816	$996

Rationalization of operations
Process Management	$5	$52
Industrial Automation	—	14
Network Power	2	33
Climate Technologies	3	12
Commercial & Residential Solutions	—	6
Corporate	—	5
Total	$10	$122

- more -

		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2014	2015
Sales
Process Management	$9,189	$8,516
Industrial Automation	4,990	4,121
Network Power	5,073	4,441
Climate Technologies	4,109	4,011
Commercial & Residential Solutions	1,924	1,924
	25,285	23,013
Eliminations	(748)	(709)
Net sales	$24,537	$22,304

Earnings
Process Management	$1,918	$1,493
Industrial Automation	802	600
Network Power	459	231
Climate Technologies	737	698
Commercial & Residential Solutions	424	403
	4,340	3,425
Differences in accounting methods	252	223
Corporate and other	(1,050)	684
Interest expense, net	(194)	(171)
Earnings before income taxes	$3,348	$4,161

Rationalization of operations
Process Management	$17	$89
Industrial Automation	7	22
Network Power	15	64
Climate Technologies	14	20
Commercial & Residential Solutions	2	11
Corporate	—	5
Total	$55	$211

- more -

Reconciliations of Non-GAAP Financial Measures & Other						Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
Q4 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	(10)%	(12)%	(4)%	(5)%	3%	(7)%
Acq/Div	—%	(10)%	—%	—%	—%	(2)%
FX	(6)%	(6)%	(6)%	(3)%	(2)%	(6)%
Other	—%	—%	—%	—%	(2)%	—%
Reported	(16)%	(28)%	(10)%	(8)%	(1)%	(15)%

Q4 earnings per share		2014	2015	Change
Reported		$0.58	$0.98	69%
Gains on divestitures		—	(0.13)	—
Network Power spinoff expenses		—	0.08	—
Impairment		0.72	—	—
Adjusted*		$1.30	$0.93	(29%)

	Process	Industrial	Network	Climate	Comm &
2015 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	(2)%	(4)%	(3)%	—%	2%	(2)%
Acq/Div	—%	(7)%	(4)%	—%	—%	(2)%
FX	(5)%	(6)%	(5)%	(2)%	(1)%	(5)%
Other	—%	—%	—%	—%	(1)%	—%
Reported	(7)%	(17)%	(12)%	(2)%	—%	(9)%

2015 earnings per share		2014	2015	Change
Reported		$3.03	$3.99	32%
Gains on divestitures		—	(0.90)	—
Network Power spinoff expenses		—	0.08	—
Impairment		0.72	—	—
Adjusted*		$3.75	$3.17	(15%)

2016E sales change			Q3 2014	Q3 2015	% Change
Underlying*	~(5)-(2)%		$—	$—	—%
Acq/Div	~(2)%		$—	$—	—%
FX	~(2)%
Reported	~(8)-(6)%

2016E earnings per share
Adjusted*	$3.05 to $3.25
Repositioning costs	($0.55 to $0.40)
Reported	$2.50 to $2.85
Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

###